                                                                    EXHIBIT 12.1
                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                     --------------------------------------
                            (Thousands of Dollars)


                                                    Year Ended December 31
                                   --------------------------------------------------------
                                     1993        1992        1991        1990        1989
                                   -------     -------     -------     -------     --------
FIXED CHARGES
   Interest expense                $45,815     $48,914     $62,520     $79,505     $ 84,870
   Less:  Assumption by PACCAR
     of interest expense (1)             -           -           -       4,450            -
                                   -------     -------     -------     -------     --------
     Net interest expense           45,815      48,914      62,520      75,055       84,870
   Portion of rentals
     deemed interest                   218         217         278         274          260
                                   -------     -------     -------     -------     --------
TOTAL FIXED CHARGES                $46,033     $49,131     $62,798     $75,329     $ 85,130
                                   =======     =======     =======     =======     ========

EARNINGS
   Income before taxes and
     cumulative effect of
     change in accounting
     method                        $30,449     $18,645     $ 5,654     $ 6,088     $ 22,553

FIXED CHARGES                       46,033      49,131      62,798      75,329       85,130
                                   -------     -------     -------     -------     --------
EARNINGS AS DEFINED                $76,482     $67,776     $68,452     $81,417     $107,683
                                   =======     =======     =======     =======     ========

RATIO OF EARNINGS
   TO FIXED CHARGES (2)              1.66x       1.38x       1.09x       1.08x        1.26x


(1) In order to maintain the ratio of earnings to fixed charges in 1990, PACCAR Inc provided earnings support of $7.3 million by assuming $4.5 million of the Company's interest expense and forgiving $2.8 million in administrative service charges.

(2) The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See Exhibit 12.2.





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